EXHIBIT 10.90

EXPATRIATE AGREEMENT

This EXPATRIATE AGREEMENT is entered into on the 24th day of June, 2003 by and among Equinix, Inc., a Delaware corporation (the “Corporation”), and Philip J. Koen (“Executive”).

WHEREAS, the Company desires to provide Executive with the benefits set forth herein in connection with Executive’s relocation overseas. This Agreement provides benefits to Executive while living overseas and will continue from January 5, 2003 (“Effective Date”) until Executive is no longer employed with the Company or returns to an assignment in the United States. Executive will be assigned to Singapore for a minimum period of twelve (12) months commencing August 1, 2003 and ending the earlier of July 31, 2004 or Executive’s cessation of employment. The country of Executive’s overseas assignment will be referred to herein as the Expatriate Country.

NOW, THEREFORE, Company and Executive agree as follows:

1. Compensation and Benefits. The Company will either pay directly or compensate Executive for the following cost elements of Executive’s assignment to the Expatriate Country.

(a) Cost of living differential in the amount of US$6,000 per month, payable the first of month. Housing costs in Expatriate Country inclusive of lease expenses and all utilities, phone, taxes and licenses, and maintenance costs.

(b) Reimbursement for furniture, lighting, rugs, TV’s and electrical appliances purchased to furnish the apartment up to a maximum of US$ 20,000.

(c) Upon relocation to Singapore an allowance to cover miscellaneous costs will be provided in the amount of US$ 7,500.

(d) Automobile expense in Expatriate Country for one (1) car valued comparable to or less than a Lexus RX 300

(e) Home leave based on one (1) trip for Executive and his family to the United States on an annual basis inclusive of business class airfare, hotel accommodations (if required) for (4) weeks. So as to avoid any confusion, home leave is not considered to be vacation.

(f) Business class airfare for one-way flights for Executive’s family to relocate from the United States to Expatriate Country.

(g) Education costs for Executive’s children inclusive of tuition, transportation fees, and all other school related fees charged by the Singapore American School.

(h) American Club term membership and an annual membership in the Taneh Merah Golf Club, , inclusive of transfer fees, initiation fees and monthly dues.

(i) Should an emergency arise requiring Executive or one or more members of Executive’s family to return home to the United States, airfare for one roundtrip flight for each member of Executive’s family needing to visit the United States.

(j) Property management fees for Executive’s home in California during Executive’s assignment to Expatriate Country, along with storage costs for personal items left in the United States during Executive’s assignment to Singapore..

(k) The Company will pay for the cost of moving and transportation of Executive’s household goods to Expatriate Country from California.

2. Repatriation. The Company shall provide Executive with the following benefits in connection with Executive’s relocation back to the United States immediately following the end of Executive’s assignment to the Expatriate Country or upon Executive’s cessation of employment with the Company for any reason provided Executive relocates back to the United States prior to commencing employment with a new employer.

(a) The Company will pay for the cost of moving and transportation of Executive’s household goods to Executive’s choice of destination within the United States.

(b) If required, the Company will pay for Executive and his spouse one (1) paid trip to the United States to make arrangements for relocation prior to the end of the work assignment. Upon relocation, an allowance to cover miscellaneous costs will be provided in the amount of US$5,000.

(c) Business class airfare for one-way flights for Executive’s family to relocate from the Expatriate Country to the destination in the United States.

(d) After overseas housing is vacated, the Company will reimburse temporary living expenses in Singapore for up to seven (7) days and, if required, in the United States for up to thirty (30) days. Covered expenses will include hotel, cleaning and laundry, meals normal gratuities and telephone charges. A rental car will be provided in Singapore for up to seven (7) days.

3. Tax Equalization. Because Executive is a United States citizen performing services in Expatriate Country, Executive may be subject to personal income taxation in both the United States and Expatriate Country. In order to protect Executive from double taxation, the Company will pay Executive’s income taxes in Expatriate Country on all Company employment-related income. Executive is responsible for payment of Executive’s personal income taxes in the United States and Expatriate Country on Executive’s non-employment-related income.

An accounting firm selected by the Company will prepare and file Executive’s United States return and each Expatriate Country tax return. The Company will use a hypothetical tax system and deduct a hypothetical tax from Executive’s salary each pay period, based on the elements of compensation on which Executive is responsible for paying United States income taxes. The Company will make all actual payments of personal income taxes for Executive in the United States and Expatriate Country and will provide Executive with a statement of tax liability on Company earned income. At that time, a true up will be done, between hypothetical tax collected during the year and the actual tax Executive owes on those income items for which Executive is responsible.

4. Miscellaneous Provisions.

(a) Waivers. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Relevant Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. Any action in law or equity regarding this Agreement or Executive’s rights hereunder may only be brought in the State of California.

(f) Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, between the parties relating to expatriate benefits. No amendment to this Agreement may be made except by a writing signed by the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

EQUINIX, INC.

By:	/s/ PETER F. VAN CAMP
Title:	Chief Executive Officer

/s/ PHILIP J. KOEN
Philip J. Koen